PARADIGM TECHNOLOGY MAILS SOLICITATION MATERIAL TO SHAREHOLDERS AND URGES THEM TO VOTE IN FAVOR OF THE PROPOSALS- EVERY VOTE COUNTS URGENTLY!

Milpitas, CA - August 26, 1998 -- Paradigm Technology Inc. (Nasdaq:PRDM) announced August 25, 1998 that it had convened and then adjourned its Annual Stockholders Meeting until September 3, 1998 to allow time to receive sufficient stockholder votes on the proposals relating to the merger agreement with IXYS Corporation. The adjourned meeting will be reconvened at 3:00 p.m. Pacific Daylight Time on September 3, 1998 at company headquarters, 694 Tasman Drive, Milpitas, California.

Due to the current voting response Paradigm has decided to re-mail to all shareholders a new ballot and the following document. This will permit any shareholder who misunderstood the urgency of the situation an opportunity to recast their vote to retain shareholder value. The exact text of the letter mailed to all shareholders follows.



PLEASE VOTE, IT COUNTS URGENTLY!


Dear Valued Stockholder:

You are receiving this letter, and another proxy card, because you are the owner of record of Paradigm Technology common stock as of June 19,1998. Management urges you to vote FOR the matters even if you have sold your shares since June 19, 1998. Proposals 2-4 must carry a majority of the outstanding shares to consummate the merger!

You may have already voted your shares FOR the Paradigm and IXYS merger. If you have voted FOR all of the merger proposals we thank you, and no further action is required.

If you have voted AGAINST or ABSTAINED on any of those proposals or if you HAVE NOT VOTED you are in fact casting a vote for Paradigm's probable liquidation. There are no alternative deals on the table, and the only effective alternative to the IXYS merger for Paradigm is to liquidate. In liquidation the Company believes common shareholder value will drop to zero.

We have approximately 54% of the vote cast on the merger proposals, and we need a total of about 249,000 additional votes FOR the proposals to carry the merger.

I am writing to you to ask you

- If you haven't voted, please take the time to do so FOR the proposals in order to save any shareholder value.

- If you voted against, or abstained- please rethink your vote and recast your vote FOR the proposals.

We've had to adjourn the shareholder meeting today for the third and final time due to insufficient voting. The shareholder meeting is now scheduled to reconvene on September 3,1998 at 3 p.m. at Paradigm's headquarters in Milpitas.

To save you time and effort we are offering a convenient way to vote your shares by phone or by the Internet if your broker permits. Simply call the toll-free number on the top of the voting form or alternatively, please sign and date the card and mail it back today. Your vote counts. I sincerely hope this communication clearly conveys Paradigm's position on the merger, and perhaps makes a very confusing situation clearer.

Urgently,

Richard M. Morley
Acting President and CEO


A copy of the written Joint Proxy Statement/Prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from Paradigm by written request to Richard Morley, 694 Tasman Drive, Milpitas, Calif. 95035.

With headquarters in Milpitas, Paradigm Technology designs and markets high-speed, high-density SRAM semiconductor devices to meet the needs of advanced telecommunications, networking, workstations, high-performance PCs, advanced modems and complex military/aerospace applications.

Paradigm focuses on high-performance, sub-10ns SRAMs where its technology and product-design leadership in high-speed and high-density semiconductors can best be utilized. Paradigm can be reached on the World Wide Web at www.prdm.com.

There can be no assurances that the transaction described above will be completed since it is subject to a number of contingencies. Paradigm undertakes no obligation to publicly release updates or revisions of these statements.

When used herein, words such as "estimate," "project," "intend,"
"expect" and similar expressions are used to identify forward-looking statements.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that are subject to risks and uncertainties, including the impact of competitive products and pricing, the timely development and market acceptance of new products and upgrades to existing products, availability and cost of products from suppliers, industrywide shifts in supply and demand for semiconductor products, government actions and other risks detailed from time to time in Paradigm's SEC reports and filings.